Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2020, relating to the consolidated financial statements of Unique Fabricating, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Unique Fabricating, Inc. for the year ended December 29, 2019.

/s/ Deloitte & Touche LLP
Detroit, Michigan
August 18, 2020